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                                                                   EXHIBIT 11.1




                    SOFTWARE SPECTRUM, INC. AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS (LOSS) PER SHARE
                                   (Unaudited)

                                                     Three Months Ended
                                                  ---------------------------
                                                   July 31,        June 30,
                                                     1997            1996
                                                  -----------    ------------
Net income (loss)                                 $   541,000   $    (256,000)
                                                  ===========    ============

Shares as adjusted:
     Average number of shares
        outstanding                                 4,332,282       4,288,084
     Incremental shares
        from outstanding stock
        options as determined
        under the treasury stock
        method, using the
        average market price                            8,764              -- *
                                                  -----------    ------------

Shares as adjusted                                  4,341,046       4,288,084
                                                  ===========    ============

Primary earnings (loss) per share                 $      0.12    $      (0.06)
                                                  ===========    ============

     * No incremental shares from outstanding stock options are included as they would be anti-dilutive.